Exhibit 4(pp)
Home Office: Cincinnati, Ohio
Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423
Group Flexible Premium Deferred Variable Annuity Contract
We have issued this Group Flexible Premium Deferred Variable Annuity Contract (the “Contract”) in consideration of the payment of Purchase Payments, and of any application and/or participation enrollment forms. The Contract Owner is set out on the Contract Specifications page. It is effective as of the Contract Effective Date, which is set out on Contract Specifications page. It is subject to all of the terms and conditions that are set out on the following pages.
As you read through this Contract, please note that the words “we”, “us”, “our”, and “Company” refer to Annuity Investors Life Insurance Company. The words “you” and “your” refer to the Contract Owner. “Administrative Office” means our home office or any other place of business that we may designate.

MARK F. MUETHING	CHARLES R. SCHEPER
SECRETARY	PRESIDENT
NONPARTICIPATING — NO DIVIDENDS
PAYMENTS AND OTHER VALUES DESCRIBED IN THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.
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CONTRACT SPECIFICATIONS
CONTRACT OWNER: [ JOHN DOE ]
CONTRACT NUMBER: [ 000000000 ]
CONTRACT EFFECTIVE DATE: [ DECEMBER 01, 2006 ]
SEPARATE ACCOUNT: Annuity Investors Variable Account B
Following is a list of the Funds in which the currently available Sub-Accounts invest:
[ AIM V.I. Capital Development Fund ]
[ AIM V.I. Core Equity Fund ]
[ AIM V.I. Financial Services Fund ]
[ AIM V.I. Global Health Care Fund ]
[ AIM V.I. High Yield Fund ]
[ AIM V.I. Small Cap Equity Fund ]
[ AIM V.I. Small Cap Growth Fund ]
[ American Century VP Large Company Value Fund ]
[ American Century VP Mid Cap Value Fund ]
[ American Century VP Ultra® Fund ]
[ American Century VP VistaSM Fund ]
[ Dreyfus IP Technology Growth Portfolio ]
[ The Dreyfus Socially Responsible Growth Fund, Inc. ]
[ Dreyfus Stock Index Fund, Inc. ]
[ Dreyfus VIF Appreciation Portfolio ]
[ Dreyfus VIF Developing Leaders Portfolio ]
[ Dreyfus VIF Growth and Income Portfolio ]
[ Dreyfus VIF Money Market Portfolio ]
[ DWS Small Cap Index VIP ]
[ Janus Aspen Series Balanced Portfolio ]
[ Janus Aspen Series Forty Portfolio ]
[ Janus Aspen Series International Growth Portfolio ]
[ Janus Aspen Series Large Cap Growth Portfolio ]
[ Janus Aspen Series Mid Cap Growth Portfolio ]
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[ Oppenheimer Balanced Fund/VA ]
[ Oppenheimer Capital Appreciation Fund/VA ]
[ Oppenheimer Main Street Fund®/VA ]
[ PIMCO VIT Real Return Portfolio ]

[ PIMCO VIT Total Return Portfolio ]
[ Van Kampen UIF Core Plus Fixed Income Portfolio ]
[ Van Kampen UIF U.S. Mid Cap Value Portfolio ]
[ Van Kampen UIF U.S. Real Estate Portfolio ]
[ Van Kampen UIF Value Portfolio ]
FIXED ACCOUNT:
Following is a list of the currently available Fixed Account options, with guarantee periods as may be applicable:
Fixed Accumulation Account
[ Fixed Account One-Year Guarantee Period ]
We may add or delete Fixed Account options at any time.
FIXED ACCOUNT GUARANTEED INTEREST RATE: [ 3.00% ]
TRANSFER FEE: [ $25 ] per transfer by a Participant in excess of [ twelve (12) ] in any Certificate Year.
CERTIFICATE MAINTENANCE FEE: [ $40 ] Annually
MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [ 1.25% ] of the daily Net Asset Value of the Sub-Accounts.
ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [ 0.15% ] of the daily Net Asset Value of the Sub-Accounts.
MINIMUM TERMINATION VALUE: [ $500 ]

INQUIRIES:	For information, or to make a complaint, call or write:
Policyowner Service Department Annuity Investors Life Insurance Company Post Office Box 5423 Cincinnati, Ohio 45201-5423 1-800-789-6771

If you prefer, you may visit us at our website, www.gafri.com.
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DEFINITIONS
Account(s): The Sub-Accounts and the Fixed Account options.
Account Value: For a Participant, the aggregate value of his or her interest in all of the Sub-Accounts and the Fixed Account options as of the end of any Valuation Period. The value of his or her interest in all of the Sub-Accounts is his or her “Variable Account Value”. The value of his or her interest in all of the Fixed Account options is his or her “Fixed Account Value.”
Accumulation Unit: A unit of measure used to calculate the value of a Sub-Account prior to the Commencement Date. The value of an Accumulation Unit is referred to as “Accumulation Unit Value”.
Annuity Benefit: The payments that may be made under the ANNUITY BENEFIT section of this Contract.
Annuity Commencement Date: For the interest of a Participant in this Contract, the first day of the first payment interval for which an Annuity Benefit payment is to be made.
Beneficiary: The person entitled to receive any Death Benefit with respect to the interest of a Participant in this Contract.
Benefit Unit: A unit of measure used to determine the dollar value of any Variable Dollar payments. The value of a Benefit Unit is referred to as “Benefit Unit Value”.
Certificate: Evidence that is provided to a Participant of his or her interest in this Contract.
Certificate Anniversary: For a Participant, the date in each year that is the annual anniversary of his or her Certificate Effective Date.
Certificate Effective Date: For a Participant, the date on which his or her interest in this Contract took effect. This date is set out on his or her Certificate Specifications page.
Certificate Year: For a Participant, each twelve (12) month period that begins on his or her Certificate Effective Date or on a Certificate Anniversary.
Code: The Internal Revenue Code of 1986, as amended, and the rules and regulations that are issued under it.
Commencement Date: For the interest of a Participant in this Contract, the Annuity Commencement Date if an Annuity Benefit is payable; or the Death Benefit Commencement Date if a Death Benefit is payable.
Death Benefit: The benefit described in the DEATH BENEFIT section of this Contract.
Death Benefit Commencement Date: For the interest of a Participant in this Contract, the first day of the first payment interval for a Death Benefit that is paid as periodic payments; or the date of payment for a Death Benefit that is paid as a lump sum.
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Death Benefit Valuation Date: For the interest of a Participant in this Contract, the earlier of:
1)	the date that we have received both Due Proof of Death and a Written Request with instructions as to the form of Death Benefit; or
2)	the date that is the Death Benefit Commencement Date.
Due Proof of Death: One (1) of the following:
1)	a certified copy of a death certificate; or
2)	a certified copy of a decree that is made by a court of competent jurisdiction as to the finding of death.
We will also accept other proof that is satisfactory to us.
Fund: A management investment company (or a portfolio of it) that is registered under the Investment Company Act of 1940, as amended. Each Sub-Account invests in a Fund.
Net Asset Value: The amount computed by an investment company as the price at which its shares or units may be redeemed. This price is computed in accordance with the rules of the Securities and Exchange Commission. It is computed no less frequently than each Valuation Period.
Participant: A person who has an interest in this Contract, as evidenced by a Certificate. The name of each Participant is set out on his or her Certificate Specifications page.
Purchase Payment: An amount paid to us for an interest in this Contract, less any fee charged by the person remitting payments. It is also after the deduction of premium tax or other taxes that may apply.
Separate Account: An account that is established and maintained by the Company pursuant to the laws of the State of Ohio. The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended.
Sub-Account: A subdivision of the Separate Account. Each of the Sub-Accounts invests in the shares of a designated Fund.
Valuation Date: Each day on which the New York Stock Exchange is open for business.
Valuation Period: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date.
Written Request: Information provided, or a request made, that is:
1)	complete and satisfactory to us;
2)	on our form or in a manner satisfactory to us, which may, at our discretion, be by telephone or electronic means; and
3)	received by us at our Administrative Office.
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A Written Request is subject to any payment that we make before we acknowledge it. It is also subject to any action that we take before we acknowledge it. We will deem a Written Request to be a standing order. It may be modified or revoked only by a subsequent Written Request, when permitted by the terms of this Contract. A Participant may be required to return his or her Certificate to us in connection with a Written Request.
GENERAL PROVISIONS
Entire Contract
This Contract is a group flexible premium deferred variable annuity contract. It is restricted as required to obtain favorable tax treatment under the Code. It is not valid without the requisite endorsement(s) being attached. This Contract and its endorsements, the application for it, if any, and any application and enrollment forms of Participants, form the entire contract between you and us. A Certificate is not a contract and is not a part of this Contract.
Only statements made in consideration for this Contract or an interest in it will be used to void this Contract or an interest in it, or to defend a claim based on it. Such statements are treated as representations and not warranties.
Changes — Waivers
No changes or waivers of the terms of this Contract are valid unless made in writing and are signed by our President, Vice President, or Secretary. No other person or agent has authority to change or waive any provision of this Contract. We reserve the right both to administer and to change the terms of this Contract to conform to pertinent laws and governmental regulations and rulings.
Nonparticipating
This Contract does not pay dividends or share in the Company’s divisible surplus.
Misstatement
If the age of a person is misstated, payments shall be adjusted to the amount that would have been payable based on the correct age. If payments based on the correct age would have been higher, we will pay the underpaid amount promptly in one (1) sum, with interest. If payments based on the correct age would have been lower, we may deduct the overpaid amount, with interest, from succeeding payments. We may also pursue other remedies at law or in equity.
Required Reports
At least once each Certificate Year, we will send the Participant a report of his or her current values. We will also provide any other information required by law. These reports will stop when his or her interest in this Contract is fully surrendered, or on a Commencement Date, whichever is first.
The reports will be mailed to his or her last known address. If permitted by law, in lieu of that we may deliver these and other required documents in electronic form. The reported values will be based on the information in our possession at the time that we prepare the report. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.
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Exclusive Benefit
The rights of a Participant in this Contract are for the exclusive benefit of the Participant and his or her Beneficiaries. Those rights are nonforfeitable by us.
State Law
All factors, values, benefits, and reserves under this Contract will not be less than those required by the law of the state in which this Contract is delivered.
Claims of Creditors
To the extent allowed by law, this Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.
Company Liability
We will not be liable for any loss that is related to a failure by you, by a Participant, or by any person having rights or benefits under this Contract, to comply with pertinent laws or governmental regulations or rulings.
Voting Rights
To the extent required by law, we will vote all shares of the Funds held in the Separate Account at regular and special shareholder meetings of the Funds. We will vote the shares attributable to an interest in this Contract in accordance with instructions received from the Participant, or if applicable, from the payee of a settlement option. If there is a change in the law that permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.
Incontestability
This Contract, and the interests of Participants in it, shall not be contestable by us.
Discharge of Liability
We shall be discharged from all liability to the extent of each payment that is made for a withdrawal, surrender, Annuity Benefit, or Death Benefit.
Transfer by the Company
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement. We may make such a transfer without your consent or the consent of the Participants.
Termination
We may terminate this Contract by giving you sixty (60) days advance notice in writing. You may terminate this Contract by giving us sixty (60) days advance notice in writing. If this Contract is terminated, each Participant may continue his or her interest in it, but no more Purchase Payments will be allowed. Termination of this Contract will not affect payments being made by us. Termination of this Contract will not affect our right to any fees and charges, loans, or applicable premium tax or other taxes not previously deducted.
Taxes
Some states impose on the Company a premium tax or other taxes on annuities. If a premium tax or other tax is charged or due, we reserve the right to deduct this amount from the Purchase Payment or Account Value of a Participant at the time that it is imposed.
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PURCHASE PAYMENTS
Purchase Payments
One (1) or more Purchase Payments may be paid to us for a Participant at any time before the Annuity Commencement Date, so long as:
1)	he or she is still living; and
2)	his or her interest in this Contract has not been surrendered.
The initial Purchase Payment for a Participant must be paid to us on or before his or her Certificate Effective Date. Each Purchase Payment must be received by us at our Administrative Office. Each Purchase Payment is subject to any minimums or maximums that we set from time to time. Upon request, we will provide you with a receipt as proof of payment.
Allocation of Purchase Payments
We will allocate Purchase Payments to the available Sub-Accounts and Fixed Account options according to instructions from the Participant. Those instructions must be made by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Accumulation Account Option or to a Sub-Account is $10.00. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account is $2,000. We may, in our sole discretion, restrict or prohibit allocations to Fixed Account options or Sub-Accounts from time to time on a nondiscriminatory basis.
FIXED ACCOUNT
Fixed Account
The Fixed Account is part of the Company’s general account. The values of the Fixed Account are not dependent upon the investment performance of the Sub-Accounts.
Fixed Account Options
The Fixed Account options available as of the Contract Effective Date are listed on the Contract Specifications page. We may add or delete Fixed Account options at any time. A Fixed Account option will not be available to a Participant if it has a guarantee period that ends after the Annuity Commencement Date.
Interest Crediting
Amounts held under a Fixed Account option will be credited with interest at an annual effective rate that is at least equal to the Fixed Account Guaranteed Interest Rate. The Fixed Account Guaranteed Interest Rate is set out on the Contract Specifications page. We may from time to time pay a higher current interest rate for any of the Fixed Account options. Such higher rate would be as declared by our Board of Directors in its discretion. Once declared, such rate will be credited until changed.
Interest on amounts held under a Fixed Account option is earned daily. We will stop crediting interest on an amount as of the date that it is transferred, withdrawn, surrendered, or applied to charges. We will stop crediting interest on an amount that is applied to a settlement option as of the Commencement Date.
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The interest rate credited to each Purchase Payment allocated to the Fixed Accumulation Account will not be changed for at least twelve (12) months following the date on which it was received. Thereafter, the interest rate credited will not be changed more frequently than once per calendar quarter. In the case of transfers from other Fixed Account options or the Sub-Accounts to the Fixed Accumulation Account Option, the interest rate will not be changed more frequently than once per calendar quarter.
The interest rate credited to an amount that is held under a Fixed Account option that has a guarantee period will not be changed until the end of that period. The guarantee period is measured from the date that the amount is allocated or transferred to that option.
Renewal
An amount that is allocated or transferred to a Fixed Account option that has a guarantee period will mature at the end of that period. When an amount matures, a Participant may transfer it to any of the Fixed Account options or Sub-Accounts that are then available to him or her under this Contract. To do so, a Written Request must be received within the thirty (30) day period that ends on the date that the amount matures.
If a Participant does not transfer the amount, then it will be applied to a new guarantee period under the same Fixed Account option if it is then available to him or her. The interest rate for the new period will be the then current rate for that option. If that option is not available, then the amount will be transferred to the Fixed Accumulation Account.
Such a transfer or renewal will be effective on the day after the amount matures.
Fixed Account Value
For a Participant, the Fixed Account Value at any time is equal to:
1)	Purchase Payment(s) for his or her interest in this Contract that are allocated to the Fixed Account options; plus
2)	amounts transferred to the Fixed Account for him or her; plus
3)	interest credited to the Fixed Account for him or her; less
4)	any withdrawals, surrender, deductions, and transfers from the Fixed Account for him or her; and less

5)	other charges and adjustments to his or her interest made as described elsewhere in this Contract.
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SEPARATE ACCOUNT
General Description
The variable benefits under this Contract are provided through the Separate Account.
The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account. This credit or charge will be made without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the earnings on those amounts are the property of the Company. However, the Separate Account is not chargeable with any other liabilities of the Company to the extent that it is equal to the reserves and other contractual liabilities under all of the policies, annuities, and other contracts identified with it. The Company is not, and does not hold itself out to be, a trustee with respect to such amounts.
We have the right to transfer certain assets from the Separate Account to our general account. We may transfer any assets that are in excess of the required reserves and other contractual liabilities under all of the policies, annuities, and other contracts identified with the Separate Account. We may make these transfers in our sole discretion at any time and without prior notice.
We may merge or combine the Separate Account with any other separate account of the Company. We may transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance. We may convert the Separate Account into a managed separate account. We may de-register the Separate Account under the Investment Company Act of 1940. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed, including those of the Ohio Department of Insurance and the Securities and Exchange Commission.
Sub-Accounts of the Separate Account
The Separate Account is divided into Sub-Accounts. All of the Sub-Accounts that are available as of the Contract Effective Date are listed on the Contract Specifications page. Each of the Sub-Accounts invests exclusively in shares of an underlying Fund. These Funds are shown on the Contract Specifications page. Any amounts of income on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value. Any gains on the shares of a Fund will also be reinvested.
We may add or delete Sub-Accounts. We may substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account. We may merge or combine Sub-Accounts. Such a change will be made in accordance with pertinent laws. It will be made only after obtaining any approvals that may be needed.
Valuation of Assets
Shares of Funds held by each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.
Variable Account Value
Purchase Payment(s) that are allocated to a Sub-Account, and amounts that are transferred to a Sub-Account, are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to that Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period during which the amount is received.
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The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:
1)	a transfer from a Sub-Account;
2)	the surrender or a withdrawal of the Variable Account Value;
3)	the payment of a Death Benefit;
4)	the application of the Variable Account Value to a settlement option; or
5)	the deduction of the charges, fees, or other adjustments described in this Contract.
Accumulation Units will be canceled as of:
1)	the end of the Valuation Period during which we receive a Written Request that gives rise to such cancellation;
2)	the Commencement Date; or
3)	the end of the Valuation Period on which a charge, fee, or other adjustment is due.
At any time, the Variable Account Value of a Participant is equal to the sum of the values of his or her interest in each Sub-Account. The value of his or her interest in a Sub-Account is equal to the number of his or her Accumulation Units for that Sub-Account multiplied by the Accumulation Unit Value for that Sub-Account. These values are determined as of the end of the preceding Valuation Period.
Accumulation Unit Value
The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. The initial Accumulation Unit Value for each of the other Sub-Accounts was set at $10.00. After that, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value as of the end of the prior Valuation Period multiplied by the Net Investment Factor. The Net Investment Factor is described below. The Accumulation Unit Values will vary as a result of the varying investment experience of the Funds.
The Net Investment Factor is a measure of the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period. The Net Investment Factor may be greater than one, or it may be less than one. This means that the Accumulation Unit Value for each Sub-Account may increase or it may decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and then subtracting (3) from the result, where:
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1)	is equal to:
a)	the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus
b)	the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the “ex-dividend” date occurs during the applicable Valuation Period; plus or minus
c)	a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;
2)	is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the preceding Valuation Period; and
3)	is the sum of the Mortality and Expense Risk Charge and the Administration Charge to be deducted from the Sub-Account for the number of days in the applicable Valuation Period.
TRANSFERS
Prior to a Commencement Date, a Participant may transfer amounts in a Sub-Account or Fixed Account option as set out below.
Transfers From a Fixed Account Option
If allowed by the Company, in its sole discretion, a Participant may transfer amounts from his or her interest in a Fixed Account option to another Fixed Account option or to a Sub-Account. No transfer from a Fixed Account option is allowed during his or her first Certificate Year. If a transfer is being made from a Fixed Account option pursuant to the Renewal provision of this Contract, then the entire amount that has matured may be transferred. Other transfers from a Fixed Account option during a Certificate Year may not exceed the greater of $500 or twenty percent (20%) of the value of his or her interest in that option as of the most recent Certificate Anniversary. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Fixed Account option or Sub-Account from time to time on a nondiscriminatory basis.
Transfers From a Sub-Account
If allowed by the Company, in its sole discretion, a Participant may transfer amounts from his or her interest in a Sub-Account to another Sub-Account or to a Fixed Account option. Amounts transferred from a Fixed Account option to the Sub-Accounts may not be transferred back to a Fixed Account option for a period of six (6) months from the date of transfer. We may, in our sole discretion, restrict or prohibit this type of transfer or the availability of any Sub-Account or Fixed Account option from time to time on a nondiscriminatory basis.
Other Transfer Rules
A transfer must be made by Written Request. The minimum transfer amount is $500 or the balance of the Sub-Account or Fixed Account option, if less.
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We will charge a Transfer Fee on each transfer over a certain number per year. The amount of the Transfer Fee, and the number of transfers that may be made before it applies, are set out on the Contract Specifications page.
We may modify our transfer procedures at any time and at our sole discretion. Such modifications could be applied to transfers to or from some or all of the Sub-Accounts or Fixed Account options, and may include, but not be limited to, the following:
1)	the requirement of a minimum time period between each transfer;
2)	the means for submitting a Written Request; or
3)	limits on the dollar amount that may be transferred between available Sub-Accounts or Fixed Account options at any one time.
FEES AND CHARGES
Mortality and Expense Risk Charge
The Mortality and Expense Risk Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to compensate us for assuming the mortality and expense risks under this Contract.
Administration Charge
The Administration Charge is shown on the Contract Specifications page. It is deducted daily from each of the Sub-Accounts. This deduction is made to reimburse us for certain expenses that are incurred in the administration of this Contract and the Separate Account.
Certificate Maintenance Fee
The Certificate Maintenance Fee (“Fee”) is shown on the Contract Specifications page. It is deducted from the interest of a Participant in this Contract as of the Valuation Date after each Certificate Anniversary that his or her interest in this Contract is in effect until the Commencement Date. The full annual Fee will also be deducted at the time of a surrender of his or her interest in this Contract. The Fee will be deducted pro-rata from each Sub-Account in which he or she has an interest at that time. The Fee does not apply to the Fixed Account.
After the Commencement Date, if Variable Dollar payments are to be made, the Fee will be deducted pro-rata from each payment. This deduction will result in a reduction in the amount of such payment.
We may waive the Fee in whole or in part in our sole discretion.
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SURRENDER AND WITHDRAWALS
Surrender
A Participant may surrender his or her interest in this Contract in full for his or her Account Value at any time prior to the Annuity Commencement Date. The amount available for surrender will be his or her Account Value at the end of the Valuation Period in which the Written Request is received. Any fees and charges, loans or applicable premium tax or other taxes not previously deducted, will be deducted as part of the calculation of his or her Account Value. A surrender must be made by Written Request. In the case of a surrender, his or her interest in this Contract will be terminated.
Withdrawals
A Participant may take withdrawals from his or her interest in this Contract at any time prior to the Annuity Commencement Date. A withdrawal must be made by Written Request. The amount of any withdrawal must be at least $500. No withdrawal can be made that would reduce his or her Account Value to less than the Minimum Termination Value. The Minimum Termination Value is set out on the Contract Specifications page.
A withdrawal will result in the cancellation of Accumulation Units from each of his or her applicable Sub-Accounts and/or a reduction of his or her Fixed Account Value. Unless a Participant states otherwise in his or her request for a withdrawal, the reduction in each Sub-Account and Fixed Account option will be in the same proportion as the reduction in his or her total Account Value.
Transfers and Rollovers
An amount paid on a withdrawal or surrender may be paid to or for another annuity or tax-qualified account in a transfer or rollover to the full extent allowed by federal tax law.
Termination
We reserve the right to terminate the interest of a Participant in this Contract at any time that his or her Account Value is less than the Minimum Termination Value. The Minimum Termination Value is set out on the Contract Specifications page. If we terminate his or her interest in this Contract, we will pay him or her the Account Value less any fees and charges, loans, or applicable premium tax or other taxes not previously deducted.
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Deferral of Payment
The Company has the right to suspend or delay the date of payment of a withdrawal or surrender of the Variable Account Value at certain times. We may do this for any period:
1)	when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or
2)	when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:
a)	the disposal of securities in the Separate Account is not reasonably practicable; or

b)	it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or
3)	when the Securities and Exchange Commission so permits for the protection of security holders.
The Company further reserves the right to delay payment of a withdrawal or surrender of the Fixed Account Value. We may delay such payment for up to six (6) months after we receive the Written Request.
OWNERSHIP PROVISIONS
Ownership of Separate Account
The Company has absolute ownership of the assets in the Separate Account. We are not, and do not hold ourselves out to be, a trustee in respect of any amounts under the Separate Account.
Ownership of the Contract and Participant Account
The owner of this Contract is shown on the Contract Specifications page and must be an employer or the trustee of an employer’s retirement plan. You hold this Contract for the benefit of the Participants and Beneficiaries.
Each person for whom Purchase Payment(s) are made will have an interest in this Contract as a Participant. An account will be established for each Participant.
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Transfer and Assignment
Neither you nor a Participant may transfer, sell, assign, pledge, charge, encumber, or in any way alienate an interest in this Contract.
Successor Owner
In some cases, the spouse of a Participant may succeed to the ownership of his or her interest in this Contract after the death of the Participant. Specifically, if a Participant dies before the Annuity Commencement Date and his or her spouse is his or her sole surviving Beneficiary, the spouse will become the successor owner of his or her interest if:
1)	the Participant makes that Written Request before his or her death; or
2)	after his or her death, the spouse makes that Written Request within one (1) year of the death of the Participant and before the Death Benefit Commencement Date.
As successor owner, the spouse will then succeed to all the rights of the Participant under this Contract except the right to name another successor owner.
Community Property
If a Participant lives in a community property state and has a spouse at any time while he or she has an interest in this Contract, the laws of that state may vary his or her ownership rights.
BENEFICIARY PROVISIONS
Beneficiary
For each Participant, the Beneficiary is the person or persons that he or she designates under the Designation of Beneficiary provision of his or her Certificate. If there is no designated Beneficiary that survives the Participant, then his or her estate will be his or her Beneficiary.
A Beneficiary will be deemed not to have survived the Participant if he or she dies within thirty (30) days after the death of the Participant.
Designation of Beneficiary
Unless a Participant has specified that a prior designation is irrevocable, he or she may make or change a designation of Beneficiary at any time before the Annuity Commencement Date. A designation of Beneficiary must be made by Written Request. Except as otherwise elected or as required by law, it will not cancel a settlement option election.
A Participant may designate two (2) or more persons jointly as the Beneficiary. Unless the Participant states otherwise, joint Beneficiaries that survive him or her will be entitled to equal shares. A Participant may also designate one (1) or more persons as contingent Beneficiary. Unless the Participant states otherwise, a contingent Beneficiary will be entitled to a benefit only if there is no primary Beneficiary that survives him or her.
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ANNUITY BENEFIT
Annuity Commencement Date
The Annuity Commencement Date for the interest of a Participant in this Contract is set out on his or her Certificate Specifications page. A Participant may change the Annuity Commencement Date by Written Request. Such a request must be made at least thirty (30) days prior to the date that Annuity Benefit payments are to begin.
Generally the Annuity Commencement Date must be no later than the Certificate Anniversary following his or her 70th birthday. It can be later only if we agree.
Annuity Benefit Amount
The Account Value of the Participant as of the Annuity Commencement Date, reduced by any fees and charges, loans, or applicable premium tax or other taxes not previously deducted, will be used to provide Annuity Benefit payments under his or her interest in this Contract.
Annuity Benefit Payments
Annuity Benefit payments will be made to the Participant as payee unless amounts are paid as a transfer or rollover to an annuity or tax-qualified account as permitted by federal tax law.
Annuity Benefit payments that are still payable after the death of the payee will be made to the contingent payee that designated by the Participant. If there is no such contingent payee surviving, then such payments will be made to the person or persons designated as contingent payee by the last payee who received payments. Failing that, such payments will be made to the estate of the last payee who received payments.
A designation or change of a payee or contingent payee must be made by Written Request. Unless it has been specified that a prior designation is irrevocable, a Participant may change the payee or contingent payee at any time.
The Participant will be the person on whose life Annuity Benefit payments are based. No change of payee or contingent payee at any time will change this.
Form of Annuity Benefit
Annuity Benefit payments will be made annually under the terms of Option B with a fixed period of ten (10) years, as described in the SETTLEMENT OPTIONS section of this Contract.
In lieu of that, a Participant may elect to have Annuity Benefit payments made pursuant to any other available option that is described in the SETTLEMENT OPTIONS section of this Contract. Such an election must be made before the Annuity Commencement Date. A Participant may change his or her election so long as we receive the request for a change at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.
Any election or change of election must be made by Written Request.
An election of a settlement option may be subject to restrictions stated in the tax qualification endorsement.
AILIC

DEATH BENEFIT
Death Benefit
A Death Benefit will be paid with respect to the interest of a Participant in this Contract if he or she dies before the Annuity Commencement Date and before his or her interest in this Contract is surrendered.
If a Death Benefit becomes payable:
1)	it will be in lieu of all other benefits with respect to his or her interest in this Contract; and
2)	all other rights with respect to his or her interest in this Contract will be terminated except for rights related to the Death Benefit.
No Death Benefit will be paid on the death of a Participant if his or her spouse becomes the successor owner of his or her interest in this Contract. Only one (1) Death Benefit will be paid with respect to the interest of a Participant in this Contract.
Death Benefit Amount
The amount of the Death Benefit will be based on the greater of:
1)	the Account Value of the Participant on the Death Benefit Valuation Date;
2)	the total of all Purchase Payments for the interest of the Participant in this Contract, reduced proportionally for any withdrawals.
The reduction for withdrawals will be in the same proportion that the Account Value of the Participant was reduced on the date of the withdrawal.
As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Sub-Accounts and Fixed Account options. The allocation will be in the same proportion as each Account’s value is to the total Account Value of the Participant as of the end of the Valuation Period that precedes the Death Benefit Valuation Date. After this allocation, the amount of the Death Benefit to be paid will be based on the Account Value.
The Death Benefit will be reduced by any applicable premium tax or other taxes not previously deducted. The Death Benefit will also be reduced by any outstanding loans.
Step Up in Account Value for Successor Owner
If a spouse becomes the successor owner of the interest of a Participant in this Contract, his or her Account Value will be increased to equal the amount of the Death Benefit which would have been payable if the spouse had not become the successor owner. This increase will occur as of the date that would have been the Death Benefit Valuation Date. If the Account Value of a Participant is increased under this provision, we will add the amount of the increase to the Fixed Accumulation Account.
If the Death Benefit that would have been payable is equal to the Account Value of a Participant as of the date that would have been the Death Benefit Valuation Date, then there will be no such change to the Account Value.
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The election to become successor owner will be deemed to be instructions as to the form of Death Benefit. Therefore, the date that would have been the Death Benefit Valuation Date will be the later of the date that we receive Due Proof of Death, or the date we receive the successor owner election. This date will never be later than one (1) year after the date of the death of the Participant.
Transfers After Death
Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, the Beneficiary may transfer funds among Sub-Accounts and Fixed Account options. Such transfers are subject to the limitations set out in the TRANSFERS section of this Contract.
Death Benefit Commencement Date
The Beneficiary of a Participant may designate the Death Benefit Commencement Date by Written Request. This request must be made within one (1) year of the death of the Participant. If no designation is made, then the Death Benefit Commencement Date will be one (1) year after the death of the Participant. No Death Benefit will be paid until we receive Due Proof of Death.
Death Benefit Payments
Death Benefit payments will be made to the Beneficiary as payee unless:
1)	amounts are paid as a transfer or rollover to an annuity or tax-qualified account as permitted by federal tax law; or
2)	the Beneficiary is a non-natural person, and elects to have Death Benefit payments made to a payee to whom the Beneficiary is obligated to make corresponding payments.
Death Benefit payments that are still payable after the death of the Beneficiary will be made to the contingent payee designated as part of a Death Benefit settlement option election made by the Participant. If there is no such contingent payee surviving, then such payments will be made to the person or persons designated as contingent payee by the Beneficiary. Failing that, such payments will be made to the estate of the last payee who received payments.
A designation or change of a payee or contingent payee must be made by Written Request. A Beneficiary may not change a contingent payee designation made as part of a Death Benefit settlement option election made by the Participant. A Beneficiary may make or change any other payee or contingent payee designation at any time.
The Beneficiary will be the person on whose life Death Benefit payments under a settlement option will be based. No change of payee or contingent payee at any time will change this. A Beneficiary that is a non-natural person may elect to have payments based on the life of a person to whom the Beneficiary is obligated. Such an election shall be made by Written Request before the Death Benefit Commencement Date.
Form of Death Benefit
Death Benefit payments will be made annually under the terms of Option A with a period certain of four (4) years, as described in the SETTLEMENT OPTIONS section of this Contract.
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In lieu of that, a Participant may elect at any time before his or her death to have Death Benefit payments made in one (1) lump sum or pursuant to any available option described in the SETTLEMENT OPTIONS section of this Contract. A Participant may change his or her election of a settlement option at any time before his or her death.
If the Participant does not make any such election, the Beneficiary may make that election at any time after the death of the Participant and before the Death Benefit Commencement Date. A Beneficiary may change his or her own election of a settlement option so long as we receive the request for a change at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.
Any election or change of election must be made by Written Request.
An election of a settlement option is subject to restrictions stated in the tax qualification endorsement.
SETTLEMENT OPTIONS
Conditions
Payments under a settlement option are subject to any minimum amounts, payment intervals, and other terms or conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or payment intervals to conform to the change. More than one (1) settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.
All elected settlement options must comply with pertinent laws and governmental regulations and rulings.
If more than one (1) person is the payee under a settlement option, payments will be made to the payees jointly. No more than two (2) persons may be initial payees under a joint and survivor settlement option.
If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age of any person on whose life payments are based.
Benefit Payments
Payments may be calculated and paid:
1)	as Fixed Dollar payments;
2)	as Variable Dollar payments; or
3)	as a combination of both.
The amount to be applied to Variable Dollar payments is the Variable Account Value of the Participant as of the end of the Valuation Period that precedes the Commencement Date. It will include the amount of any transfer to Variable Dollar payments that is made from his or her interest in the Fixed Account as of that same time. It will be reduced by the amount of any transfer to Fixed Dollar payments that is to be made from his or her interest in the Separate Account on the Commencement Date. An amount that is transferred from the Fixed Account will be allocated among the Sub-Accounts by Written Request.
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The amount to be applied to Fixed Dollar payments is the Fixed Account Value of the Participant as of the Commencement Date. It will include the amount of any transfer to Fixed Dollar payments that is made from his or her interest in the Separate Account on that date. It will not include the amount of any transfer to Variable Dollar payments that is made from his or her interest in the Fixed Account as of the end of the Valuation Period that precedes the Commencement Date.
In each case, the amount to be applied to payments will be reduced by any fees and charges, loans, or applicable premium tax or other taxes not previously deducted.
No transfers between Fixed Dollar payments and Variable Dollar payments will be allowed after the Commencement Date. Twelve (12) months or more after the Commencement Date, the payee may transfer all or part of the Benefit Units upon which Variable Dollar payments are based from the Sub-Account(s) then held, to Benefit Units in other Sub-Account(s) that are then available. Such transfers of Benefit Units may not occur more than once in any twelve (12) month period. Such transfers are subject to the other limitations set out in the TRANSFERS section of this Contract.
Fixed Dollar Payments
Fixed Dollar payments are determined as follows. We start with the amount to be applied to Fixed Dollar payments, expressed in thousands of dollars. This amount is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected. Fixed Dollar payments will remain level for the duration of the payment period.
Variable Dollar Payments
The Variable Dollar base payment is determined as follows. We start with the amount to be applied to Variable Dollar payments, expressed in thousands of dollars. This amount is then multiplied by the amount of the periodic payment per $1,000 of value. This payment is obtained from the Settlement Option Table for the option that is elected.
The number of Benefit Units in each Sub-Account held for Variable Dollar payments is determined as follows. We divide the dollar amount of the Variable Dollar base payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the Commencement Date. The number of Benefit Units in each Sub-Account will change if the payee makes transfers among Sub-Accounts. The Benefit Units in each Sub-Account will change proportionally to a change in the base payment due to any change in the payment interval or as specified by the settlement option. Otherwise, the number of Benefit Units remains fixed during the payment period.
The actual amount of each Variable Dollar payment will reflect the investment performance of the Sub-Account(s) selected. It may vary from payment to payment. The total amount of each Variable Dollar payment will be equal to the sum of the payments from each Sub-Account. We will deduct a pro-rata portion of the Certificate Maintenance Fee from this total.
The payment from each Sub-Account is found by multiplying the number of Benefit Units held in that Sub-Account for such Variable Dollar payments by the Benefit Unit Value for that Sub-Account. We do this as of the end of the fifth (5th) Valuation Period before the date that the payment is due.
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The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. For any date after that, the value of a Benefit Unit for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor. This factor is determined as set forth in the Accumulation Unit Value provision of this Contract. The product is then multiplied by the assumed daily investment factor for the number of days in the Valuation Period. The factor is based on the assumed net investment rate for the Settlement Option Table that is used to fix the base payment. This factor shall be no greater than [ 0.99997236 ] , which is the factor based on a net investment rate of [ one percent (1%) ] per year, compounded annually, as reflected in the guaranteed Settlement Option Tables.
Limitation on Election of Settlement Option
Fixed periods shorter than five (5) years are generally not available. A fixed period of less than five (5) years is available only as a Death Benefit settlement option.
Settlement Option Computations
The Annuity 2000 Mortality Table for blended lives (60% female/40% male) with interest at [ one percent (1%) ] per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.
Available Settlement Options
The available settlement options are set out below.
Option A Income for a Fixed Period
We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial payment interval. The maximum time over which we will make payments or money will be held by us is thirty (30) years. The Option A Table applies to this Option.
Option B Life Annuity with Payments for at Least a Fixed Period
We will make periodic payments for at least a fixed period. If the person on whose life payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the last day of the initial payment interval. The Option B Table applies to this Option.
Option C Joint and One-half Survivor Annuity
We will make periodic payments until the death of the primary person on whose life payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life payments are based. The first payment will be paid as of the last day of the initial payment interval. The Option C Table applies to this Option.
We will make periodic payments in any other form of settlement option that is acceptable to us at the time of an election.
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Commuted Values
Commuted values are not available unless we agree otherwise.
Settlement Option Tables
The Option Tables show the payments that we will make at sample payment intervals for each $1,000 applied based on the guaranteed settlement option factors. Amounts may vary with the payment interval and the age of the person on whose life payments are based. Upon request, we will provide information on the payments that we will make for other payment intervals and ages.
OPTION A TABLE — INCOME FOR A FIXED PERIOD
Payments for fixed number of years for each $1,000 applied.

Term of			Semi-
Payments	Annual		Annual	Quarterly		Monthly

Years
1	$	[1,010.00]	$ [503.74]	$	[251.55]	$	[83.78]
2		[507.51]	[253.12]		[126.40]		[42.10]
3		[340.02]	[169.58]		[84.68]		[28.20]
4		[256.28]	[127.82]		[63.83]		[21.25]
5		[206.03]	[102.76]		[51.31]		[17.09]
6		[172.54]	[86.05]		[42.97]		[14.31]
7		[148.62]	[74.12]		[37.01]		[12.32]
8		[130.69]	[65.18]		[32.55]		[10.84]
9		[116.74]	[58.22]		[29.07]		[9.68]
10		[105.58]	[52.65]		[26.29]		[8.75]
11		[96.45]	[48.10]		[24.02]		[8.00]
12		[88.84]	[44.31]		[22.12]		[7.37]
13		[82.41]	[41.10]		[20.52]		[6.83]
14		[76.90]	[38.35]		[19.15]		[6.37]
15		[72.12]	[35.97]		[17.96]		[5.98]
16		[67.94]	[33.88]		[16.92]		[5.63]
17		[64.25]	[32.04]		[16.00]		[5.33]
18		[60.98]	[30.41]		[15.18]		[5.05]
19		[58.05]	[28.95]		[14.45]		[4.81]
20		[55.41]	[27.63]		[13.80]		[4.59]
The values stated for years 1-4 are available only as a Death Benefit option.
AILIC

OPTION B TABLE — LIFE ANNUITY
Monthly payments by age of the person named for each $1,000 applied.

Number of Months Certain
Age	0		60		120		180		240

55	$	[3.25]	$	[3.24]	$	[3.22]	$	[3.18]	$	[3.12]

56		[3.33]		[3.33]		[3.30]		[3.26]		[3.18]
57		[3.42]		[3.42]		[3.39]		[3.34]		[3.25]
58		[3.52]		[3.51]		[3.48]		[3.42]		[3.32]
59		[3.62]		[3.61]		[3.58]		[3.51]		[3.40]
60		[3.73]		[3.72]		[3.68]		[3.60]		[3.47]

61		[3.85]		[3.83]		[3.79]		[3.69]		[3.54]
62		[3.97]		[3.95]		[3.90]		[3.79]		[3.62]
63		[4.10]		[4.08]		[4.02]		[3.89]		[3.69]
64		[4.24]		[4.22]		[4.14]		[4.00]		[3.77]
65		[4.39]		[4.36]		[4.27]		[4.10]		[3.84]

66		[4.55]		[4.52]		[4.41]		[4.21]		[3.91]
67		[4.72]		[4.68]		[4.56]		[4.33]		[3.99]
68		[4.90]		[4.86]		[4.71]		[4.44]		[4.05]
69		[5.10]		[5.04]		[4.87]		[4.55]		[4.12]
70		[5.30]		[5.24]		[5.03]		[4.67]		[4.18]

71		[5.53]		[5.45]		[5.21]		[4.78]		[4.24]
72		[5.77]		[5.68]		[5.39]		[4.89]		[4.29]
73		[6.03]		[5.92]		[5.57]		[5.00]		[4.34]
74		[6.31]		[6.18]		[5.76]		[5.11]		[4.38]
75		[6.61]		[6.45]		[5.95]		[5.21]		[4.42]

76		[6.93]		[6.74]		[6.15]		[5.31]		[4.45]
77		[7.28]		[7.04]		[6.35]		[5.40]		[4.48]
78		[7.66]		[7.37]		[6.55]		[5.48]		[4.50]
79		[8.07]		[7.71]		[6.75]		[5.56]		[4.52]
80		[8.51]		[8.07]		[6.94]		[5.63]		[4.54]
AILIC

OPTION C TABLE — JOINT AND ONE-HALF SURVIVOR ANNUITY
Monthly payments by ages of the persons named for each $1,000 applied.*

Primary	Secondary Age
Age	60		61		62		63		64		65		66		67		68		69		70

60	$	[3.39]	$	[3.42]	$	[3.44]	$	[3.46]	$	[3.48]	$	[3.50]	$	[3.52]	$	[3.54]	$	[3.56]	$	[3.57]	$	[3.59]
61		[3.47]		[3.49]		[3.52]		[3.54]		[3.56]		[3.59]		[3.61]		[3.63]		[3.65]		[3.66]		[3.68]
62		[3.54]		[3.57]		[3.59]		[3.62]		[3.65]		[3.67]		[3.69]		[3.72]		[3.74]		[3.76]		[3.78]
63		[3.61]		[3.64]		[3.67]		[3.70]		[3.73]		[3.76]		[3.79]		[3.81]		[3.83]		[3.86]		[3.88]
64		[3.69]		[3.72]		[3.76]		[3.79]		[3.82]		[3.85]		[3.88]		[3.91]		[3.93]		[3.96]		[3.98]
65		[3.77]		[3.80]		[3.84]		[3.88]		[3.91]		[3.94]		[3.98]		[4.01]		[4.04]		[4.07]		[4.09]
66		[3.85]		[3.89]		[3.93]		[3.97]		[4.00]		[4.04]		[4.08]		[4.11]		[4.14]		[4.18]		[4.21]
67		[3.93]		[3.97]		[4.02]		[4.06]		[4.10]		[4.14]		[4.18]		[4.22]		[4.25]		[4.29]		[4.32]
68		[4.01]		[4.06]		[4.11]		[4.15]		[4.20]		[4.24]		[4.28]		[4.33]		[4.37]		[4.41]		[4.44]
69		[4.10]		[4.15]		[4.20]		[4.25]		[4.30]		[4.34]		[4.39]		[4.44]		[4.48]		[4.53]		[4.57]
70		[4.18]		[4.24]		[4.29]		[4.34]		[4.40]		[4.45]		[4.50]		[4.55]		[4.60]		[4.65]		[4.70]

*	Payments after the death of the primary payee will be one-half (1/2) of the amount shown.
AILIC

Group Flexible Premium Deferred Variable Annuity Contract
NONPARTICIPATING — NO DIVIDENDS
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